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CUSIP No. 133425108               SCHEDULE 13D                    Page 14 of 15
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                                    EXHIBIT 3
                        LETTER DATED AUGUST 21, 2000 FROM
                  STILWELL VALUE PARTNERS I, L.P. TO THE ISSUER

                         STILWELL VALUE PARTNERS I, L.P.
                             26 Broadway, 23rd Floor
                            New York, New York 10004
                                 (212) 269-5800


                                                                 August 21, 2000
By Federal Express and Facsimile
Mr. David Just
Cameron Financial Corporation
1304 North Walnut Street
Cameron, Missouri 64429

Mr. Jon N. Crouch
Chairman of the Board
525 Country Club Square Drive
Cameron, Missouri 64429

Mr. Duane Koehlstadt
President
Cameron Financial Corporation
1304 North Walnut Street
Cameron, Missouri 64429

Dear Messrs. Just, Crouch and Koehlstadt:

                  I am disappointed that the Board of Directors rejected my request that Spencer L. Schneider and I be invited to join the Board. As I told you when we met at the Company's offices on August 10, 2000, I believe that Mr. Schneider and I would bring a fresh perspective to a Board and Company that have so far failed to maximize shareholder value.

                  I was also disappointed with the answers you provided at the above-mentioned meeting. Overall, your answers reflect a deeply lackadaisical and ambivalent attitude towards your shareholders.

                  According to you, Cameron's goal -- since you first came public -- has been to earn a "double-digit" return on equity. Despite having five years to work towards that goal, Cameron has yet to reach even a 7% return in a single year. Surely, you can understand my skepticism about your reaching that goal over the next "3-5 years".

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CUSIP No. 133425108               SCHEDULE 13D                    Page 15 of 15
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                  Your bank headquarters is impressive. At 26,500 square feet, housing fewer than 60 employees, flying the "Cameron Financial" flag, and costing $5 million, it's also a waste of shareholder capital. While you consider the spending of $5 million to be "academic" (since it is already built), I consider it to be reflective of corporate irresponsibility and a waste of shareholder assets. In choosing to become public five years ago and to reap the benefits of free stock grants and free stock options, you took on the duty of prudently stewarding the capital entrusted to you for your shareholders. Management and the Board of Directors have failed that duty.

                  I was disheartened at your refusal to answer questions surrounding the Board's decision-making process in failing to repurchase shares in June 2000. As you conceded, share repurchases are a wise method of increasing shareholder value, yet you would not explain the Board's inaction.

                  You leave me with no alternative but to nominate a slate of directors at the upcoming annual meeting and to solicit proxies for this purpose. I intend to do so.

                                                              Sincerely,
                                                              /s/
                                                              Joseph Stilwell

Copies to:

Cameron Financial Corporation's Board of Directors:

Mr. William F. Barker, DDS
Highway 69 North
Cameron, Missouri 64429

Mr. William J. Heavner
Red X Motors Inc.
509 Northland Drive
Cameron, Missouri 64429

Mr. Harold Lee
c/o Cameron Financial Corporation
1304 North Walnut Street
Cameron, Missouri 64429

Mr. Dennis Marshall
2150 SE Grindstone Road
Cameron, Missouri 64429